RESOLUTIONS

OF THE BENEFIT FINANCE COMMITTEE

OF APPVION, INC.

WHEREAS, Appvion, Inc. (the “Company”) sponsors the Appvion, Inc. Retirement Plan, as generally amended and restated effective January 1, 2015 (the “Plan”), for the exclusive benefit of its eligible employees and their eligible beneficiaries; and

WHEREAS, pursuant to Section 11.01 of the Plan, the Company, by action of its Board of Directors (or its delegate), may amend the Plan in whole or in part, at any time or from time to time; and

WHEREAS, the Company desires to amend the Plan to reflect certain collectively bargained changes to the Plan, by action of the Benefit Finance Committee acting pursuant to delegation of authority granted by the Board of Directors of the Company;

NOW THEREFORE, it is:

RESOLVED, that the Appvion, Inc. Retirement Plan, as generally amended and restated effective January 1, 2015 (the “Plan”), is further amended as set forth below:

1. Effective April 1, 2015, subsection H2.01 of Article 2 of Supplement H is amended to add the following new sentence at the end thereof:

Notwithstanding any provision in this Supplement H or any other provision of the Plan to the contrary, no  Roaring Spring Mill Employee who is hired and first performs an Hour of Service for the Company or is rehired on or after April 1, 2015 shall become eligible to participate or recommence participation in the Plan.

2. Effective as of March 23, 2015, subsection H2.08(a)(1) of Article 2 of Supplement H is amended to read as follows:

(1)If a Participant who is a Roaring Spring Mill Employee terminates employment at or after his Normal Retirement Age, he will be entitled to a Normal Retirement Pension in a monthly amount determined by multiplying his years of Benefit Service (including fractions of a year in completed months) as of his Termination of Employment by a benefit formula as follows:

Date of retirement from active employment and upon which employment terminates: On or After Prior to		Benefit Formula	Benefit Formula for Nonparticipating Eligibility Benefit Service [as defined in Section H2.05(a)(3)]
11/17/00	11/12/01	$31.50	$14.50
11/12/01	11/17/01	$39.50	$15.00
11/17/01	11/17/03	$40.00	$15.00

EAST\97018219.3

11/17/03	11/17/07	$41.00	$15.00
11/17/07	11/17/08	$41.50	$15.00
11/17/08	11/17/09	$42.00	$15.00
11/17/09	11/17/10	$42.50	$15.00
11/17/10	03/23/15	$43.00	$15.00
03/23/15	_ _ _ _ _ _	$44.25	$15.00

See prior plan document for Roaring Spring Mill Plan for benefit formula for Termination of Employment dates prior to November 17, 2000.

3. Effective with respect to Participants who terminate on or after April 1, 2015, subsection H2.08(f)(2)(C) of Article 2 of Supplement H is amended to read as follows:

(C)The Participant becomes eligible for and receives disability benefits under the Social Security Act (which shall be the definition of the term “Disability” for purposes of this Section H2.08(f)); and

4. Effective with respect to Participants who terminate on or after April 1, 2015, subsections H2.08(f)(4) and (5) of Article 2 of Supplement H are amended to read as follows:

(4)Amount of Payment.  Subject to Subsection (5) below, the monthly amount of a Participant’s Disability Retirement Pension shall be the amount determined under Section H2.08(a), based on:

(A)the benefit formula applicable to terminations of employment occurring on the date of the Participant’s last day of actual work prior to his Termination of Employment on account of Disability, and

(B)his Benefit Service as of such date, together with any additional Benefit Service credited to him thereafter as a result of crediting Hours of Service under Section H2.03(a) with respect to the period of his Disability.

(5)Reduction of Payment.  Unless waived by the Company, the Total and Permanent Disability monthly payments shall be reduced by the amount of any worker’s compensation or disability benefit receivable for a concurrent period by the Participant under any law, except to the extent such payments are provided by a specific tax, contribution or other payment paid by the Participant.

5. Effective April 1, 2015, subsection K2.01 of Article 2 of Supplement K is amended to add the following new sentence at the end thereof:

Notwithstanding any provision in this Supplement K or any other provision of the Plan to the contrary, no West Carrollton, OH Plant Employee who is hired and first performs an Hour of Service for the Company or is rehired on or after April 1, 2015 shall become eligible to participate in the Plan or recommence participation in the Plan.

6. Effective as of March 26, 2015, the following is substituted for subsection K2.04(a)(1) of the Plan:

EAST\97018219.32

(1)Normal Retirement Pension.  If such Participant’s employment terminates at or after his Normal Retirement Age, he will be entitled to a Normal Retirement Pension in a monthly amount determined by multiplying his years of Benefit Service (including fractions of a year in completed months) as of his Termination of Employment date by forty-five dollars and seventy cents ($45.70), and effective April 1, 2017, by forty-six dollars and seventy cents ($46.70).

7. Except as set forth above, the Plan is ratified and confirmed in its entirety.

IN WITNESS WHEREOF, the undersigned, being all of the members of the Benefit Finance Committee, to evidence their consent to taking the foregoing actions by written consent in lieu of a meeting, have caused the above amendments to be adopted as of the date last entered below, and direct that they be placed with the minutes of the Committee.

Committee Member	Date
/s/ Thomas J. Ferree	3/30/15
Thomas J. Ferree
/s/ Jeffrey Fletcher	3/30/15
Jeffrey Fletcher
/s/ Kerry S. Arent	3/31/15
Kerry S. Arent
/s/ Matthew Vosters	3/30/15
Matthew Vosters

EAST\97018219.33